Exhibit 99.2

U.S. Pension Funding Overview

($ in millions)	2011 Actual	2012 Actual	Illustrative Post Offering
Outstanding Senior Secured Notes at March 31	$360.0	$360.0	$450.0
Annualized interest on Senior Secured Notes	$36.0	$36.0	$31.5 (1)
Full-year U.S. pension plan cash contributions	$22.0	$23.5	Substantially reduced after 2012 (2)
Total annualized interest on Senior Secured Notes and U.S. cash pension plan contributions	$58.0	$59.5	Substantially reduced after 2012 (2)
GAAP U.S. pension plan expense	$10.9	$13.5	Reduced after 2012 (2)

Funding of U.S. pension plans to reduce future pension obligations and generate future free cash flow to enable us to reduce debt

1.	Assumes $450 million of New Senior Secured Notes issued at 7% annual interest rate
2.	Actual cash contributions and pension expense relating to U.S. pension plans for periods after 2012 may vary depending upon changes in actuarial assumptions and actual asset returns.